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                                                                   Exhibit 10(a)
                               HARSCO CORPORATION

              DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS
                     (AS AMENDED AND RESTATED JUNE 26, 2001)

         Harsco Corporation (the "Corporation") hereby adopts this Deferred Compensation Plan for Non-Employee Directors (the "Plan") pursuant to which eligible members of its Board of Directors may elect to defer receipt of all or any portion of the compensation payable to them for services rendered to the Corporation as Directors.

         1. Eligible Directors. The Directors of the Corporation eligible to make deferral elections under this Plan shall be those Directors who are not actively employed officers or employees of the Corporation or of any of its subsidiaries or affiliates (hereinafter referred to individually as a "Non-Employee Director" and collectively as the "Non-Employee Directors").

         2. Deferrable Compensation. A Non-Employee Director may elect to defer receipt of all, any part or none of the aggregate compensation payable by the Corporation for services rendered as a Director, including the annual base retainer, Committee Chairman annual retainer increment, attendance fees for board and committee meetings, and other fees for special services (in the aggregate, the "Director's Fees").

         3. Election to Defer. A Non-Employee Director who desires to defer receipt of all or a portion of his Director's Fees in any calendar quarter shall so notify the Corporation's Pension Committee in writing before the first day of the calendar quarter, specifying on a form supplied by the Committee (a) the dollar amount or percentage of the Director's Fees to be deferred, (b) the deferral period, (c) the form of payment, and (d) the notional investment direction. Elections to take effect with respect to the initial year of this Plan may be made by Non-Employee Directors until the first regularly scheduled Board of Directors meeting in 1995. A newly-appointed Non-Employee Director shall be eligible to defer payment of future Director's Fees by so notifying the


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                                                                   Exhibit 10(a)


Pension Committee on the appropriate form at any time within 30 days of his appointment to the Board of Directors. The elections made pursuant to this Paragraph shall be irrevocable with respect to those Director's Fees to which such elections pertain and shall also apply to Director's Fees payable in subsequent quarterly periods unless the Non-Employee Director notifies the Pension Committee in writing, before the first day of the calendar quarter, that different elections shall apply with respect to Director's Fees payable during such calendar quarter. Such new elections shall likewise continue in effect and apply to subsequent calendar quarters until similarly changed.

         4. Non-Deferred Compensation. Any Director's Fees not deferred under this Plan shall be paid in accordance with normal Corporation policy.

         5. Deferred Compensation Accounts and Notional Investment Directions.

                  (a) Accounts: At the time a Non-Employee Director elects to defer the receipt of compensation pursuant to Paragraph 3 above, he shall also direct the amount of the deferral to be notionally invested in an Interest-Bearing Account and the amount to be notionally invested in a Harsco Stock Account. Pursuant to such investment direction, the deferral amounts shall be credited to the appropriate accounts as set forth below:

                           (i) Interest-Bearing Account: To the extent that a
Non-Employee Director elects a notional investment in an Interest-Bearing Account, the Corporation shall, on the business day the Director's Fees would have been paid absent the deferral election, credit an Interest-Bearing Account established in his name with the amount of the deferred Director's Fees to be so invested.

                           (ii) Harsco Stock Account: To the extent that a
Non-Employee Director elects a notional investment in a Harsco Stock Account, the Corporation shall, on the business day the Director's Fees would have been paid absent the deferral election, credit a Harsco Stock Account established in his name with units (including


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fractions), the number of which shall be obtained by dividing the amount of the deferred Director's Fees to be so invested by the Fair Market Value of the Corporation's common stock. These units, thus calculated, are hereinafter referred to as "Stock Equivalents." For purposes of the Plan, Fair Market Value of a share of the Corporation's common stock on any date shall be equal to the mean between the high and low prices at which such shares were traded on the New York Stock Exchange ("NYSE") on such date, or, if no sales were quoted on such date, on the most recent preceding date on which sales were quoted. In the event of any change in the common stock of the Corporation by reason of any stock dividend, recapitalization, reorganization, merger, consolidation, split-up, combination or exchange of shares, or a rights offering to purchase common stock at a price substantially below Fair Market Value, or of any similar change affecting the common stock, the value and attributes of each Stock Equivalent shall be appropriately adjusted consistent with such change to the same extent as if such Stock Equivalents were issued and outstanding shares of common stock of the Corporation.

                  (b) Earnings: The Corporation shall credit earnings to each account as follows:

                           (i) Interest-Bearing Account: As of the last day of
each calendar month, the Corporation shall credit as earnings to each Interest-Bearing Account established on behalf of a Non-Employee Director an amount equal to the Five Year U.S. Treasury Note Percentage Rate multiplied by the average daily balance in such Interest-Bearing Account during such calendar month. Such Five Year U.S. Treasury Note Percentage Rate shall be equal to one twelfth (1/12) of the yield on U.S. Treasury Notes having a maturity date five
(5) years hence as listed in The Wall Street Journal or any successor publication, as of market closing on the first day of the calendar quarter which includes that month.

                           (ii) Harsco Stock Account: As of each quarterly
dividend payment date, the Corporation shall credit as earnings to each Harsco Stock Account an amount equal to the cash dividends payable on such date with respect to that number of shares


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                                                                   Exhibit 10(a)


(including fractional shares) of its common stock equal to the number of Stock Equivalents credited to the Harsco Stock Account on the relevant dividend record date. The amount so credited shall then be converted into additional Stock Equivalents in the manner described earlier using the dividend payment date as the valuation date.

         (c) Account Transfers: A Non-Employee Director may transfer all or part of the amount in one account to the other account by irrevocable written notice to the Corporation's Pension Committee. Any such transfer will be effective upon the date that the Corporation receives the written notice, and the value of the Harsco Stock Account for purposes of the transfer shall be calculated using the Fair Market Value on the date of the transfer. No Non-Employee Director, may make a transfer between accounts within six months of any previous transfer by such Director or within six months of any other transaction in Company stock that could cause liability under Section 16(b) of the Securities and Exchange Act of 1934, and any notice of transfer in contravention of this provision will be void.

         6. Deferral Period. At the time a Non-Employee Director elects to defer the receipt of compensation pursuant to Paragraph 3 above, he shall indicate the deferral period applicable to such deferred compensation by specifying the year (the "Payment Year") in which the deferred amounts are to be paid in a lump sum or in which installment payments shall commence; provided, however, that in no event shall the Payment Year be later than the year following the year in which the Non-Employee Director will attain age 72.

         7. Form of Payment of Deferred Compensation. Initial payments made under the Plan shall be based upon the aggregate balance in a Non-Employee Director's account(s) determined on the first business day of the Payment Year. The balance in the Non-Employee Director's Interest-Bearing Account shall be the dollar amount credited to such account as of the first business day of the Payment Year. The balance in the Non-Employee Director's Stock Account shall be the dollar amount determined by multiplying the Stock Equivalents credited to such account on the first


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                                                                   Exhibit 10(a)


business day of the Payment Year by the Fair Market Value of a share of common stock of the Corporation on such date. The aggregate balance as thus determined shall be paid to him in cash either in a lump sum within 30 days following the first business day of the Payment Year or in up to ten (10) annual installments commencing with the Payment Year as specified in the election to defer made pursuant to Paragraph 3 above. If an election to receive installment payments is made, the Non-Employee Director shall receive the first installment within 30 days following the first business day of the Payment Year in an amount equal to the aggregate balance in his account(s) divided by the number of years in the installment payment period. Subsequent installments shall be computed and paid in similar fashion; provided, however, that pending distributions in the second through final years of the installment payment period, the aggregate balance in the Non-Employee Director's account(s) shall be deemed to be invested in an Interest-Bearing Account and in a Harsco Stock Account, as applicable, in the same proportion as deferred amounts under the Plan were notionally invested on the first business day of the Payment Year, and increased by earnings accordingly. Exhibit A attached hereto presents an example illustrating how such a calculation is made.

         8. Early Withdrawal.

                  (a) In the event of an "Early Withdrawal", all or part of the amounts credited to the account(s) of a Non-Employee Director under the Plan, net of the forfeited amount described in (c) below, shall be payable to the Non-Employee Director in a single lump sum notwithstanding the deferral period and form of payment specified pursuant to Paragraph 3 above.

                  (b) For purposes of the Plan, an "Early Withdrawal" shall have occurred if:

                           (i) Written Notice: A Non-Employee Director notifies
the Corporation's Pension committee in writing at least 30 days in advance of the proposed withdrawal date that he wishes to make an Early Withdrawal.

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                                                                   Exhibit 10(a)


                           (ii) Designation of Amounts: The notice described in
(a) above shall be made on a form supplied by the Pension Committee which shall require, at minimum, that the Non-Employee Director specify the amount of the withdrawal (subject to the limitations in (iii) below) and whether the full amount of the withdrawal is to be taken from the Non-Employee Director's Interest-Bearing Account or Harsco Stock Account or apportioned between them.

                           (iii) Minimum Amount: The amount to be withdrawn
shall equal at least fifty-percent (50%) of the aggregate balance of the Non-Employee Director's account(s) determined as of the first business day of the calendar month immediately preceding the calendar month of the withdrawal date. Such minimum amount shall be determined without regard to the forfeited amount described in (c) below.

         (c) In the event of an Early Withdrawal, the Non-Employee Director shall forfeit from the amount withdrawn an amount equal to ten-percent (10%) of the amount withdrawn. The Non-Employee Director and the Non-Employee Director's designated beneficiary shall not have any right or claim to the forfeited amount, and the Corporation shall have no obligation whatsoever to the Non-Employee Director, the Non-Employee Director's designated beneficiary or any other person with regard to the forfeited amount.

         (d) If a Non-Employee Director seeks to make an Early Withdrawal at a time when the Non-Employee Director is subject to Section 16 of the Securities Exchange Act ("Exchange Act"), the Non-Employee Director shall be responsible for determining whether such Early Withdrawal may be considered a nonexempt sale under Section 16 of the Exchange Act and shall be subject to any liability which may result therefrom.

         9. Change in Control.


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                                                                   Exhibit 10(a)


                  (a) In the event of a "Change in Control" of the Corporation followed by a Non-Employee Director's cessation of service to the Corporation as a Director, all amounts credited to the account(s) of the Non-Employee Director under the Plan shall be immediately due and payable to the Non-Employee Director in a single lump sum notwithstanding the deferral period and form of payment specified pursuant to Paragraph 3 above.

                  (b) For purposes of this Plan, a "Change in Control" shall have occurred if:

                           (i) Stock Acquisition. Any "person" (as such term is
used in Section 13(d) and 14(d) (2) of the Exchange Act), other than the Corporation or a corporation a majority of whose outstanding stock entitled to vote is owned, directly or indirectly, by the Corporation, is or becomes, other than by purchase from the Corporation or such a corporation, the "beneficial owner" (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 20% or more of the combined voting power of the Corporation's then outstanding voting securities. Such a Change in Control shall be deemed to have occurred on the first to occur of the business day immediately preceding the date securities are first purchased by a tender or exchange offer, or the date on which the Corporation first learns of the acquisition of 20% of such securities, or the earlier of the business day immediately preceding the effective date of an agreement for the merger, consolidation or other reorganization of the Corporation or the date of approval thereof by the stockholder of the Corporation, as the case may be.

                           (ii) Change in Board. During any period of two
consecutive years, individuals who at the beginning of such period were members of the Board of Directors, and any new director whose election by the Board or nomination for election by the Corporation's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any



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                                                                   Exhibit 10(a)


reason to constitute at least a majority of the Board of Directors. Such a Change in Control shall be deemed to have occurred on the date upon which the requisite majority of directors fails to be elected by the stockholders of the Corporation.

                           (iii) Other Events. There occurs a change in control
of the Corporation of a nature that would be required to be reported as such in response to Item 1(a) of the Current Report on Form 8-K pursuant to Section 13 of 15(d) of the Exchange Act, or any successor provision to such Item relating to a "change in control," or in any other filings under the Exchange Act.

         10. Designation of Beneficiary. If a Non-Employee Director dies prior to receiving the entire balance of his account(s) under the Plan, any balance remaining in his account(s) shall be paid in a lump sum as soon as practicable to the Non-Employee Director's designated beneficiary or, if the Non-Employee Director has not designated a beneficiary or the designated beneficiary is dead, then to his estate. Any designation of a beneficiary may be revoked or modified at any time by the Non-Employee Director, except that no designation shall be recognized as valid unless properly filed with the Pension Committee during the lifetime of the Non-Employee Director while he is legally competent.

         11. Withholding of Taxes. The rights of a Non-Employee Director to payments or credits under this all be subject to the Corporation's obligations, if any, to withhold income or other taxes from such payments.

         12. Status of Plan. This Plan is a nonqualified deferred compensation plan covering no employees of the Corporation. As such, the Plan is exempt from the requirements of the Employee Retirement Income Security Act of 1974, as amended. The Corporation intends that the Plan shall at all times be maintained on an unfunded basis for federal income tax purposes. Hence, all payments from this Plan shall be made from the general assets of the Corporation. This Plan shall not require the Corporation to set aside, segregate, earmark, pay into a trust or special account or

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                                                                   Exhibit 10(a)


otherwise restrict the use of its assets in the operation of its business. A Non-Employee Director (or, if applicable, his designated beneficiary) shall have no greater right or status than as an unsecured general creditor of the Corporation with respect to any amounts owed hereunder.

         13. Rights Nonassignable. All payments to persons entitled to benefits hereunder shall be made to such persons and shall not be grantable, transferable or otherwise assignable in anticipation of payment thereof, in whole or in part, by the voluntary or involuntary acts of any such persons or by operation of law subject to garnishment, execution, attachment or any other similar legal process of creditors of such persons.

         14. Administration. Full power and authority to construe, interpret and administer this Plan shall be vested in the Corporation's Pension Committee. The Pension Committee shall have full power and authority to make each determination provided for in this Plan. All determinations made by the Pension Committee shall be conclusive and binding upon the Company and any other party claiming rights hereunder.

15. Termination. The Board of Directors may, in its discretion, terminate this Plan at any time. Upon termination of the Plan, benefits shall be paid in accordance with the deferral elections made by the Non-Employee Director; provided, however, that the Pension Committee shall have the right to determine the total amount payable to each Non-Employee Director (or, if applicable, his beneficiary) and to cause the amount so determined to be paid in lump sum, thereby discharging the Corporation from any further liability or obligation under this Plan.

         16. Amendment. The Board of Directors may, in its discretion, amend this Plan from time to time. In addition, the Pension Committee may from time to time amend this Plan to make such administrative changes as it may deem necessary or desirable. No such amendment shall divest any Non-Employee Director (or person



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                                                                   Exhibit 10(a)


claiming through him) of any rights to amounts previously credited to his accounts hereunder.

         17. Incompetency. If a person to receive payment hereunder is deemed by the Pension Committee or is adjusted to be legally incompetent, the payments shall be made to the duly appointed guardian of such incompetent, or they may be made to such person or persons who the Pension Committee believes are caring for or supporting such incompetent; and the receipt thereof by such person or persons shall constitute complete satisfaction of the Company's obligations under this Plan.

         18. Expenses. The expenses of administering this Plan shall be borne by the Corporation.

         19. Gender. The masculine pronoun shall be deemed to include the feminine, and the singular to include the plural, unless a different meaning is plainly required by context.

         20. Governing Law. This Plan shall be construed, administered and enforced according to the laws of the Commonwealth of Pennsylvania.


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                                                                   Exhibit 10(a)


         21. Effective Date. The effective date of this Plan is January 1, 1995 and shall apply with respect to the Director's Fees payable by the Corporation in respect of services performed on or after such date.


Executed this 9th day of July, 2001.


ATTEST:                                              HARSCO CORPORATION

/s/ Paul C. Coppock                                  /s/ Derek C. Hathaway
-------------------------------------------          ---------------------------
Paul C. Coppock                                      Derek C. Hathaway
Senior Vice President, Chief Administrative          Chairman, President and
  Officer, General Counsel and Secretary               Chief Executive Officer



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                                                                   Exhibit 10(a)


                                                                     "Exhibit A"
                           Deferred Compensation Plan
                           for Non-Employee Directors

                                     Example

                  This example, prepared for illustrative purposes only, describes the operation of the installment payout option set forth in Paragraph 7 of the Plan.

                  Director Green, age 62, elects to defer all of his Director Fees until the year following the year he attains age 72. During his service as a Director, Green directs 60% of his Fees to be invested in the Harsco Stock Account (HSA) and 40% to be invested in the Interest-Bearing Account (IBA). Pursuant to Green's prior direction, his accounts are to be paid out in three annual installments. If Green attains age 72 in 2004 his installment should be calculated and paid as follows:

                  1st Installment

                  - When paid - Within 30 days of the first business day (assume January 2) in 2005.

                  - How much - First installment equals one-third of the aggregate dollar value of Green's accounts as of January 2, 2005. Assume Green's HSA on January 2, 2005 is credited with 1,000 Stock Equivalents and the FMV of a share of Harsco common stock on such date is $60, thus giving his HSA a value of $60,000. Assume further, that as of January 2, 2005, Green's IBA is credited with $30,000 (representing his prior deferrals plus interest). Accordingly, Green's first installment should equal $30,000 ($90,000 aggregate account balance value divided by 3).

                  - Balance in Account after 1st Installment - In order to continue the 60/40 proportionality going forward, the $60,000 in remaining value under the Plan should result in the HSA holding 60% of that value and the IBA holding the remaining 40%. Thus, as of January 2, 2005, the HSA is debited
333.33 shares leaving 666.66 shares (which at $60 FMV equal $40,000) and the IBA is debited $10,000, thus leaving $20,000.

                  2nd Installment

                  - When paid - Within 30 days of January 2, 2006.

                  - How much - Second installment equals one-half of the aggregate dollar value of Green's accounts as of January 2, 2006. Assume that as of this date, Green's HSA was credited with 700 Stock Equivalents (666.66 from prior year plus 33.34 new units attributable to dividends in the interim) and that the FMV of a share of Harsco stock on that date was $62. Thus, Green's HSA would be worth $43,400 at

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                                                                   Exhibit 10(a)


January 2, 2006. Assume further that Green's IBA was worth $21,000 ($20,000 from prior year plus interim interest of $1,000). Green's second installment would thus equal $32,200 (($43,400 + $21,000) divided by 2).

                  - Balance is Accounts after 2nd Installment - The same methodology would be used again to retain the 60/40 proportionality. As of January 2, 2006, the combined value of HSA and the IBA was worth $64,400, and after the payout of half this amount, the combined value was $32,200. This means that the HSA would have 60% of the total value (or $19,320) and the IBA should have 40% (or $12,880). Thus, the HSA should be debited 38.39 shares (representing $24,080 or 3888.39 x $62 FMV/share) leaving 311.61 shares (or $19,320 in value). The IBA should be debited $8,120, leaving $12,880.

                  3rd and Last Installment

                  - When paid - Within 30 days of January 2, 2007.

                  - How much - Calculate value of both HSA and IBA as of January 2, 2007 (as described above) and pay out total.


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